                                                              Exhibit 11
                                                   Computation of Per Share Earnings
                                                 (in thousands, except per share data)



                                                                        Three months ended                       Six months ended
                                                                             June 30,                                June 30,
                                                                      -----------------------                  -------------------
                                                                      1995               1994                  1995           1994
                                                                      ----               ----                  ----           ----

Net income                                                          $ 1,565            $ 1,409               $2,970        $ 2,580

Preferred dividend requirements                                     $   (28)           $   (28)              $  (57)       $   (56)

Weighted average common shares outstanding                            2,697              2,697                2,697          2,697
                                                                      -----              -----                -----          -----


Net income per common share                                         $  0.57             $ 0.51                 1.08           0.94
                                                                    =======             ======                 ====           ====



